Exhibit 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571

www.laredopetro.com

Laredo Petroleum Announces Proved Reserves and Production for 2019

TULSA, OK - January 6, 2020 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or "the Company") today announced year-end reserve estimates and annual production for 2019.

2019 Highlights

•	Exceeded both oil and total production guidance for full-year 2019, producing an average of 28.4 thousand barrels of oil per day ("MBOPD") and 80.9 thousand barrels of oil equivalent per day ("MBOEPD") in full-year 2019, increases of 2% and 19% versus full-year 2018, respectively

•	Grew proved oil reserves by 17 million barrels, an increase of 27% versus year-end 2018

•	Grew total proved reserves by 55 million BOE to 293 million BOE, an increase of 23% versus year-end 2018

"The Company's strong performance in 2019 reflects the successful implementation of our returns and Free Cash Flow1 generation focused strategy," commented Jason Pigott, President and Chief Executive Officer. "Results in 2019 were driven by our outstanding operational performance and improved well productivity related to wider-spaced development. Development in 2020 will shift to our recent Howard County acquisition, as we seek to further improve corporate returns and Free Cash Flow1 generation through accretive acquisitions that target oily, high-margin inventory."

Production

Laredo exceeded both oil and total production guidance for the fourth consecutive quarter, with fourth-quarter 2019 oil production of 27.3 MBOPD beating guidance by 5% and total production of 84.0 MBOEPD beating guidance by 10%. Results throughout the year were driven by consistent operational efficiency gains that positively impacted cycle times and wider-spaced well packages that averaged 16% better than the Company's oil type curve for Upper/Middle Wolfcamp wells on Laredo's established acreage.

Reserves

The Company grew total proved reserves by 23%, an increase of 55 million BOE, partially driven by results from wells developed with wider spacing versus wells developed in 2018 with tighter spacing. Additionally, Laredo has increased PUD bookings, primarily related to the Company's recently acquired Howard County acreage. The Company has chosen to increase PUD bookings compared to previous years, reflecting the certainty of the near-term development plan for the Howard County acreage.

About Laredo

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin in West Texas.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release and any oral statements made regarding the subject of this release, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future, including, but not limited to, the share repurchase program, which may be suspended or discontinued by the Company at any time, are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, the increase in service and supply costs, tariffs on steel, pipeline transportation constraints in the Permian Basin, hedging activities, possible impacts of litigation and regulations, the suspension or discontinuance of share repurchases at any time and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, the preliminary prospectus supplement and those set forth from time to time in other filings with the Securities Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Factors affecting ultimate recovery include the scope of the Company's ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil, NGL and natural gas prices, well spacing, drilling and production costs, availability and cost of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of ultimate recovery from reserves may change significantly as development of the Company's core assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. "Type curve" refers to a production profile of a well, or a particular category of wells, for a specific play and/or area. In addition, the Company's production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

1 Free Cash Flow

Free Cash Flow, a non-GAAP financial measure, is calculated as estimated cash flows from operating activities before changes in assets and liabilities, less estimated costs incurred, excluding non-budgeted acquisition costs.

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Contacts:

Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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